Exhibit 16.1

July 3, 2024

Securities and Exchange Commission

100 F Street, NE

Washington D.C. 30549

Commissioners:

We have read the statements made by TLGY Acquisition Corporation under item 4.01 of its Form 8-K dated July 3, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of TLGY Acquisition Corporation contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP